                                                                  EXHIBIT 4B

                                                                [EXECUTION COPY]




                                  $45,000,000


                                CREDIT AGREEMENT


                                  dated as of


                               September 29, 1995



                                     among


                           Quaker State Corporation,


                            The Banks Parties Hereto


                                      and


                   Morgan Guaranty Trust Company of New York,
                                    as Agent





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

                                         TABLE OF CONTENTS


                                             ARTICLE 1

                                            DEFINITIONS

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 1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
 1.2.  References to Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7

                                                  ARTICLE 2

                                                 THE CREDITS

 2.1.  Commitments to Lend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
 2.2.  Method of Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
 2.3.  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
 2.4.  Maturity of Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
 2.5.  Interest Rates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
 2.6.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
 2.7.  Optional Termination or Reduction of Commitments . . . . . . . . . . . . . . . . . . . .     14
 2.8.  Method of Electing Interest Rates  . . . . . . . . . . . . . . . . . . . . . . . . . . .     14
 2.9.  Mandatory Termination of Commitments . . . . . . . . . . . . . . . . . . . . . . . . . .     16
 2.10. Optional Prepayments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
 2.11. General Provisions as to Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
 2.12. Funding Losses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     17
 2.13. Computation of Interest and Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . .     17

                                                  ARTICLE 3

                                                 CONDITIONS

 3.1.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
 3.2.  Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

                                                  ARTICLE 4

                                       REPRESENTATIONS AND WARRANTIES

 4.1.  Corporate and Governmental Authorization; No Contravention . . . . . . . . . . . . . . . .    19
 4.2.  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
 4.3.  Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
 4.4.  Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

                                                  ARTICLE 5

                                                  COVENANTS





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
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                                             ARTICLE 6

                                              DEFAULTS

 6.1.  Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
 6.2.  Notice of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22



                                                  ARTICLE 7

                                                  THE AGENT

 7.1.  Appointment and Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
 7.2.  Agent and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
 7.3.  Action by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
 7.4.  Consultation with Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
 7.5.  Liability of Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
 7.6.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
 7.7.  Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
 7.8.  Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24



                                                  ARTICLE 8
                                           CHANGE IN CIRCUMSTANCES

 8.1.  Basis for Determining Interest Rate Inadequate or Unfair . . . . . . . . . . . . . . . . . . . . . .    25
 8.2.  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
 8.3.  Increased Cost and Reduced Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
 8.4.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
 8.5.  Base Rate Loans Substituted for Affected Fixed Rate Loans  . . . . . . . . . . . . . . . . . . . . .    29

                                                  ARTICLE 9

                                                MISCELLANEOUS

 9.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
 9.2.  No Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
 9.3.  Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    31
 9.4.  Sharing of Set-Offs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
 9.5.  Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
 9.6.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
 9.7.  Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
 9.8.  Governing Law; Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
 9.9.  Counterparts; Integration; Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
 EXHIBIT A - Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
 EXHIBIT B - Opinion of Counsel for the Borrower  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1





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EXHIBIT C - Opinion of Special Counsel for the Agent . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
EXHIBIT D - Assignment and Assumption Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3





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

                   AGREEMENT dated as of September 29, 1995 among QUAKER STATE CORPORATION, the BANKS from time to time parties hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

                   The parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS


                   SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

                   "Adjusted CD Rate" has the meaning set forth in Section
2.5(b).

                   "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.5(c).

                   "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Company) duly completed by such Bank.

                   "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

                   "Applicable Lending Office" means, with respect to any Bank,
(i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

                   "Assessment Rate" has the meaning set forth in Section
2.5(b).

                   "Assignee" has the meaning set forth in Section 9.6(c).

                   "Bank" means the bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

                   "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and





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(ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

                   "Base Rate Loan" means (i) a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 8 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

                   "Borrowing" means a borrowing hereunder consisting of Loans made to the Company on the same day pursuant to Article 2, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans. A Domestic Borrowing is a "CD Borrowing" if such Domestic Loans are CD Loans or a "Base Rate Borrowing" if such Domestic Loans are Base Rate Loans.

                   "CD Base Rate" has the meaning set forth in Section 2.5(b).

                   "CD Loan" means (i) a Loan which bears interest at a CD Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a CD Loan immediately before it became overdue.

                   "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

                   "CD Rate" means a rate of interest determined pursuant to
Section 2.5(b) on the basis of an Adjusted CD Rate.

                   "CD Reference Bank" means Morgan Guaranty Trust Company of New York.

                   "Closing Date" means the date on or after the Effective Date on which the Agent shall have received the documents specified in or pursuant to Section 3.1.

                   "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.7 or increased or reduced pursuant to Section 9.6.

                   "Company" means Quaker State Corporation, a Delaware corporation, and its successors.





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                   "Company's 1994 Form 10-K" means the Company's annual report on Form 10-K for 1994, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                   "Company's Latest Form 10-Q" means the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1995, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

                   "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

                   "Credit Agreement" has the meaning set forth in Section 1.2.

                   "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

                   "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

                   "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Agent; PROVIDED that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

                   "Domestic Loans" means CD Loans or Base Rate Loans or both.

                   "Domestic Reserve Percentage" has the meaning set forth in
Section 2.5(b).

                   "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.9.





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
                   "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

                   "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Company and the Agent.

                   "Euro-Dollar Loan" means (i) a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

                   "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

                   "Euro-Dollar Rate" means a rate of interest determined pursuant to Section 2.5(c) on the basis of an Adjusted London Interbank Offered Rate.

                   "Euro-Dollar Reference Bank" means the principal London office of Morgan Guaranty Trust Company of New York.

                   "Event of Default" has the meaning set forth in Section 6.1.

                   "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, PROVIDED that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

                   "Fixed Rate Borrowing" means a CD Borrowing or a Euro-Dollar Borrowing or both.





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
                   "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

                   "Group of Loans" means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time, (ii) all Euro-Dollar Loans having the same Interest Period at such time or (iii) all CD Loans having the same interest period at such time, PROVIDED that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to
Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

                   "Indemnitee" has the meaning set forth in Section 9.3(b).

                   "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Company may elect in the applicable notice; PROVIDED that:

                   (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                   (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

                   (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

                   (2) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice PROVIDED that:





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
                   (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

                   (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

                   "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans, Euro-Dollar Loans or both.

                   "London Interbank Offered Rate" has the meaning set forth in
Section 2.5(c).

                   "Maturity Date" means October 15, 1997, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

                   "Notes" means promissory notes of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

                   "Notice of Borrowing" has the meaning set forth in Section
2.2.

                   "Notice of Interest Rate Election" has the meaning set forth in Section 2.8.

                   "Parent" means, with respect to any Bank, any Person controlling such Bank.

                   "Participant" has the meaning set forth in Section 9.6(b).

                   "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                   "Pricing Schedule" means the Schedule attached hereto identified as such.

                   "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.





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
                   "Reference Bank" means the CD Reference Bank or the Euro-Dollar Reference Bank, as the context may require.

                   "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time and shall include any successor or other regulations or official interpretations of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

                   "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66 2/3% of the aggregate unpaid principal amount of the Loans.

                   "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

                   "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, "Subsidiary" means a Subsidiary of the Company.

                   "Termination Date" means September 28, 1996, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business
Day.

                   "United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

                   SECTION 1.2. REFERENCES TO CREDIT AGREEMENT. References herein to the "Credit Agreement" are to the Credit Agreement dated as of March 31, 1992 among the Company, Pittsburgh National Bank, Morgan Guaranty Trust Company of New York, Marine Bank and Integra National Bank/North, and Pittsburgh National Bank, as Agent, as amended by each of the amendments set forth on Schedule I. For purposes of provisions of the Credit Agreement incorporated herein by reference: (a) references to this "Agreement" or the like and to the "Notes" or the like shall be deemed references to this Agreement and the Notes issued hereunder, (b) references to the "Agent", any one or more of the "Banks" or the "Required Banks" shall be deemed references to the Agent, the Banks or the Required Banks





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
hereunder, respectively, (c) references to a "Potential Default" or an "Event of Default" shall be deemed references to a Default or an Event of Default hereunder, respectively, and (d) each reference to a "Loan" or the like shall be deemed a reference to a Loan or a Borrowing or Group of Loans hereunder, as the context may require. Such incorporation by reference shall survive the termination of the Credit Agreement. The incorporation by reference of any provision of the Credit Agreement shall include any related definitions and ancillary provisions.


                                   ARTICLE 2

                                  THE CREDITS


                   SECTION 2.1. COMMITMENTS TO LEND. During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Company from time to time in amounts such that the aggregate principal amount of Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Company may borrow under this Section, prepay Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this Section.

                   SECTION 2.2. METHOD OF BORROWING. (a) The Company shall give the Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

                   (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

                   (ii)  the aggregate amount of such Borrowing;





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
                   (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate; and

                   (iv) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

                   (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

                   (c) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank shall make available its ratable share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.1. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Company at the Agent's aforesaid address.

                   (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Company severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Agent, at
(i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section
2.5 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

                   SECTION 2.3. NOTES. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office





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
in an amount equal to the aggregate unpaid principal amount of such Bank's
Loans.

                   (b) Each Bank may, by notice to the Company and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

                   (c) Upon receipt of each Bank's Note pursuant to Section 3.1(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; PROVIDED that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Company so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

                   SECTION 2.4. MATURITY OF LOANS. Each Loan shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

                   SECTION 2.5. INTEREST RATES. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

                   (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during





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
each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; PROVIDED that if any CD Loan shall, as a result of clause
(2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the rate applicable to Base Rate Loans for such day and (ii) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan at the date such payment was due.

                   The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:


                           [    CDBR    ]*
                   ACDR  = [ ---------- ]  + AR
                           [ 1.00 - DRP ]

                   ACDR  =  Adjusted CD Rate
                   CDBR  =  CD Base Rate
                    DRP  =  Domestic Reserve Percentage
                     AR  =  Assessment Rate

         __________
         * The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%

                   The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the prevailing rate per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from the CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of the CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

                   "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect





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
on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

                   "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

                   (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

                   The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                   The "London Interbank Offered Rate" applicable to any Interest Period means the rate per annum at which deposits in dollars are offered to the Euro-Dollar Reference Bank in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of the Euro-Dollar Reference Bank to which such Interest Period is





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
to apply and for a period of time comparable to such Interest Period.

                   "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                   (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Euro-Dollar Reference Bank are offered to the Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section
8.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan at the date such payment was due.

                   (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Company and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                   SECTION 2.6. FEES. During the Revolving Credit Period, the Borrower shall pay to the Agent for the account





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
of the Banks ratably in proportion to their Commitments a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule) on the daily amount by which the aggregate amount of the Commitments exceeds the aggregate outstanding principal amount of the Loans. Such commitment fee shall accrue from and including the Closing Date to but excluding the date of termination of the Commitments in their entirety.

                   SECTION 2.7. OPTIONAL TERMINATION OR REDUCTION OF COMMITMENTS. During the Revolving Credit Period, the Company may, upon notice to the Agent not later than 10:30 A.M. (New York City time) on the effective date of any such termination or reduction, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans.

                   SECTION 2.8. METHOD OF ELECTING INTEREST RATES. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Company in the applicable Notice of Borrowing. Thereafter, the Company may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

                   (i) if such Loans are Base Rate Loans, the Company may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

                   (ii) if such Loans are CD Loans, the Company may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, subject to Section 2.12 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

                   (iii) if such Loans are Euro-Dollar Loans, the Company may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.





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
Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Domestic Loans of the other type or are CD Rate Loans to be continued as CD Rate Loans for an additional Interest Period, in which case such notice shall be delivered to the Agent not later than 10:30 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; PROVIDED that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000.

                   (b)  Each Notice of Interest Rate Election shall specify:

                   (i) the Group of Loans (or portion thereof) to which such notice applies;

             (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

            (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

             (iv) if such Loans are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

                   (c) Upon receipt of a Notice of Interest Rate Election from the Company pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Company.





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
                   (d) An election by the Company to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 3.2.

                   SECTION 2.9. MANDATORY TERMINATION OF COMMITMENTS. The Commitments shall terminate on the Termination Date.

                   SECTION 2.10. OPTIONAL PREPAYMENTS. (a) Subject in the case of any Fixed Rate Borrowing to Section 2.12, the Company may (i) upon notice to the Agent not later than 10:30 A.M. (New York City time) on the date of prepayment, prepay on any Domestic Business Day the Group of Base Rate Loans, (ii) upon at least two Domestic Business Days' notice to the Agent, prepay any Group of CD Loans or (iii) upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

                   (b) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Company.

                   SECTION 2.11. GENERAL PROVISIONS AS TO PAYMENTS. (a) The Company shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.1. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar





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
Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

                   (b) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

                   SECTION 2.12. FUNDING LOSSES. If the Company makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.5(d), or if the Company fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.2(b), 2.10(b) or 2.8(c) the Company shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, PROVIDED that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

                   SECTION 2.13. COMPUTATION OF INTEREST AND FEES. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).





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
                                   ARTICLE 3

                                   CONDITIONS


                   SECTION 3.1. CLOSING. The closing hereunder shall occur upon receipt by the Agent of the following documents, each dated the Closing Date unless otherwise indicated:

                   (a) a duly executed Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.3;

                   (b) an opinion of in-house counsel for the Company, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                   (c) an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                   (d) evidence satisfactory to it that the commitments under the Credit Agreement have terminated, all loans thereunder have been repaid in full and all accrued fees and other amounts payable thereunder (including, without limitation, any funding costs payable pursuant to the Credit Agreement) have been paid in full;

                   (e) evidence satisfactory to it that the "Phase I upfront fee" referred to in the letter dated September 22, 1995 among the Company, the Bank and J.P. Morgan Securities Inc. has been paid in full; and

                   (f) all documents the Agent may reasonably request relating to the existence of the Company, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The Agent shall promptly notify the Company and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.





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
                   SECTION 3.2. BORROWINGS. The obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                   (a) the fact that the Closing Date shall have occurred on or prior to October 10, 1995;

                   (b) receipt by the Agent of a Notice of Borrowing as required by Section 2.2;

                   (c) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

                   (d) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

                   (e) the fact that the representations and warranties of the Company contained in this Agreement shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Company on the date of such Borrowing as to the facts specified in clauses
(c), (d) and (e) of this Section.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES


                   The Company represents and warrants that:

                   SECTION 4.1. CORPORATE AND GOVERNMENTAL AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and the Notes are within the corporate powers of the Company, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any material provision of applicable material law or regulation or of the certificate of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Subsidiaries or result in the creation or imposition of any material lien on any asset of the Company or any of its Subsidiaries.





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
                   SECTION 4.2. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Company and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Company, in each case enforceable in accordance with its terms.

                   SECTION 4.3. FINANCIAL INFORMATION. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 1994 and the related consolidated statements of income and cash flow for the fiscal year then ended, reported on by Coopers & Lybrand L.L.P. and set forth in the Company's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

                   (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of June 30, 1995 and the related unaudited consolidated statements of income and cash flows for the six months then ended, set forth in the Company's Latest Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

                   (c) Since June 30, 1995 no Material Adverse Change (as defined in the Credit Agreement and incorporated herein by reference in accordance with Section 1.2) has occurred.

                   SECTION 4.4. INCORPORATION BY REFERENCE. The Company hereby makes for the benefit of the Agent and the Banks the representations and warranties made by the Company in Sections 5.01(a), 5.01(e), 5.01(f) and 5.01(h) through (q) of the Credit Agreement, which representations and warranties are incorporated herein by reference into this Article 4 as if fully set forth herein.






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

                                  ARTICLE 5

                                  COVENANTS



                   The Company agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid, the Company will perform for the benefit of the Agent and the Banks the covenants of the Company in Article VII of the Credit Agreement, which covenants are hereby incorporated by reference into this Article 5 as if fully set forth herein; PROVIDED that for purposes of this Article 5:

                   (i) Section 7.01(j) of the Credit Agreement shall be deemed to read in its entirety as follows:

                   (j). USE OF PROCEEDS. The Company will use the proceeds of Loans for general corporate purposes. None of the proceeds of the Loans shall be used in any manner which would violate or cause any Bank to be in violation of Regulations G, T or U of the Board of Governors of the Federal Reserve System.

                   (ii) The term "Consolidated Tangible Net Worth" in Section 7.02(e) and (g) shall be deemed to read in its entirety as follows:
"CONSOLIDATED TANGIBLE NET WORTH" shall mean as of any date of determination total stockholders equity less intangible assets of the Borrower and its Subsidiaries as of such date (excluding from the Borrower's intangible assets up to $50,000,000 of the intangible assets acquired pursuant to the acquisition by the Borrower of Slick Fifty), determined and consolidated in accordance with GAAP.

                   (iii) The dollar amount "$1,000,000" in clause (ii) of
Section 7.02(h) shall be deemed to be "$6,000,000".

                   (iv) The ratio "1.5 : 1.0" in Section 7.02(k) shall be deemed to be "1.4 : 1".


                                   ARTICLE 6

                                    DEFAULTS


                   SECTION 6.1. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                   (a) the Company shall fail to pay when due any principal of any Loan or shall fail to pay within five days of the date when due any interest, any fees or any other amount payable hereunder;





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
                   (b) any of the "Events of Defaults" set forth in Article VIII of the Credit Agreement, which are hereby incorporated by reference into this Article 6 as if fully set forth herein; or

                   (c) any representation, warranty, certification or statement made by the Company in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Company terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Company declare the Loans (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; PROVIDED that in the case of any of the Events of Default specified in Section 8.01(j) or (k) of the Credit Agreement, without any notice to the Company or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

                   SECTION 6.2. NOTICE OF DEFAULT. The Agent shall give notice to the Company to the extent required under Section 6.1(b) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.




                                   ARTICLE 7

                                   THE AGENT


                   SECTION 7.1. APPOINTMENT AND AUTHORIZATION. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.





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
                   SECTION 7.2. AGENT AND AFFILIATES. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not the Agent.

                   SECTION 7.3. ACTION BY AGENT. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

                   SECTION 7.4. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

                   SECTION 7.5. LIABILITY OF AGENT. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company;
(iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

                   SECTION 7.6. INDEMNIFICATION. Each Bank shall, ratably in accordance with its Commitment, indemnify the





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
Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

                   SECTION 7.7. CREDIT DECISION. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

                   SECTION 7.8. SUCCESSOR AGENT. The Agent may resign at any time by giving notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

                   SECTION 7.9. FEES. The Company shall pay to Morgan Guaranty Trust Company of New York for its own account fees in such amounts and at such time previously agreed upon between the Company and the Agent.








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


                                  ARTICLE 8


                           CHANGE IN CIRCUMSTANCES


                   SECTION 8.1. BASIS FOR DETERMINING INTEREST RATE INADEQUATE OR UNFAIR. If on or prior to the first day of any Interest Period for any CD Loan or Euro-Dollar Loan:

                   (a) the Agent is advised by the Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Reference Bank in the relevant market for such Interest Period, or

                   (b) Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Company and the Banks, whereupon until the Agent notifies the Company that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Company notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

                   SECTION 8.2. ILLEGALITY. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the





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
Agent, the Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

                   SECTION 8.3. INCREASED COST AND REDUCED RETURN. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant interest period under Section ?), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of





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
any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                   (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (including any determination by any such authority, central bank or comparable agency that, for purposes of capital adequacy requirements, the Commitments hereunder do not constitute commitments with an original maturity of one year or less) has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

                   (c) Each Bank will promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                   SECTION 8.4. TAXES. (a) For the purposes of this Section 8.4, the following terms have the following meanings:





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
                   "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Company pursuant to this Agreement or under any Note, and all liabilities with respect thereto, EXCLUDING (i) in the case of each Bank and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

                   "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

                   (b) Any and all payments by the Company to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; PROVIDED that, if the Company shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Company shall furnish to the Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

                   (c) The Company agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes demand therefor.





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
                   (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Company (but only so long as such Bank remains lawfully able to do so), shall provide the Company and the Agent with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

                   (e) For any period with respect to which a Bank has failed to provide the Company or the Agent with the appropriate form pursuant to
Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(b) or (c) with respect to Taxes imposed by the United States; PROVIDED that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

                   (f) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

                   SECTION 8.5. BASE RATE LOANS SUBSTITUTED FOR AFFECTED FIXED RATE LOANS. If (i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its CD Loans or Euro-Dollar Loans and the Company shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then,





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
unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer exist:

                   (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks); and

                   (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Company that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.





                                   ARTICLE 9

                                 MISCELLANEOUS


                   SECTION 9.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Company or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile





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
transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; PROVIDED that notices to the Agent under Article 2 or Article 8 shall not be effective until received.

                   SECTION 9.2. NO WAIVERS. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                   SECTION 9.3. EXPENSES; INDEMNIFICATION. (a) The Company shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent ,in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

                   (b) The Company agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; PROVIDED that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.





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
                   SECTION 9.4. SHARING OF SET-OFFS. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; PROVIDED that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness hereunder. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

                   SECTION 9.5. AMENDMENTS AND WAIVERS . Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); PROVIDED that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any scheduled reduction or termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

                   SECTION 9.6. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not





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
assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

                   (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; PROVIDED that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), or (iii) of Section 9.5 without the consent of the Participant. The Company agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

                   (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $5,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Company, which shall not be unreasonably withheld, and the Agent; PROVIDED that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument





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                                       33
of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Company shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Company and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.

                   (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

                   (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section
8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Company's prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                   SECTION 9.7. COLLATERAL. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

                   SECTION 9.8. GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Company hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in





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                                       34
such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                   SECTION 9.9.  COUNTERPARTS; INTEGRATION; EFFECTIVENESS.
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).





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
                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                     QUAKER STATE CORPORATION


                                     By /s/ CONRAD A. CONRAD
                                        ------------------------
                                          Conrad A. Conrad
                                        Title: Vice Chairman and
                                               Chief Financial Officer



                                     MORGAN GUARANTY TRUST COMPANY
                                     OF NEW YORK, as Agent


                                     By /s/ JAMES S. FINCH
                                        ------------------------
                                          James S. Finch
                                        Title: Vice President





COMMITMENTS

$45,000,000                          MORGAN GUARANTY TRUST COMPANY
                                      OF NEW YORK


                                     By /s/ JAMES S. FINCH
                                        ------------------------
                                          James S. Finch
___________                             Title: Vice President
$45,000,000
-----------




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
                                PRICING SCHEDULE

                   Each of "Euro-Dollar Margin", "CD Margin" and "Commitment Fee Rate" means, for any date, the rates set forth below in the row opposite such term and in the column corresponding to the "Pricing Level" that applies at such date:

                              Level I         Level II         Level III        Level IV         Level V
  CD Margin
  For any day prior to
  4/1/96                      0.40%            0.475%          0.55%             0.625%         0.875%
  For any day on or
  after 4/1/96                0.525%           0.60%           0.675%            0.75%          1.0%

  Euro-Dollar
  Margin
  For any day prior to
  4/1/96                      0.275%           0.35%           0.425%            0.50%          0.75%
  For any day on or
  after 4/1/96                0.40%            0.475%          0.55%             0.625%         0.875%
  Commitment Fee
  Rate
  For any day prior to
  4/1/96                      0.10%            0.125%          0.15%             0.175%         0.25%
  For any day on or
  after 4/1/96                0.15%            0.175%          0.20%             0.225%         0.30%

                 For purposes of this Schedule, the following terms have the following meanings, subject to the last paragraph of this Schedule:

                 "Level I Pricing" applies at any date if, at such date, the Borrower's long-term debt is rated A or higher by S&P OR A1 or higher by Moody's.

                 "Level II Pricing" applies at any date if, at such date, (i) the Borrower's long-term debt is rated BBB+ or higher by S&P OR Baa1 or higher by Moody's and (ii) Level I Pricing does not apply.

                 "Level III Pricing" applies at any date if, at such date, (i) the Borrower's long-term debt is rated BBB or higher by S&P OR Baa2 or higher by Moody's and (ii) neither Level I Pricing nor Level II Pricing applies





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                                       37

                 "Level IV Pricing" applies at any date if, at such date, (i) the Borrower's long-term debt is rated BBB- or higher by S&P OR Baa3 or higher by Moody's and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

                 "Level V Pricing" applies at any date if, at such date, no other Pricing Level applies.

                 "Moody's" means Moody's Investors Service, Inc.

                 "Pricing Level" refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.


                 "S&P" means Standard & Poor's Ratings Group.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date. In the case of split ratings from S&P or Moody's, the rating to be used to determine which Pricing Level is the higher of the two (e.g. BB+/Baa3 results in Level IV Pricing); PROVIDED that if the split is more than one full rating category, the intermediate (or the higher of the two intermediate ratings) will be used (e.g., BBB+/Baa3 results in Level III Pricing).





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                                       38

                                                                      SCHEDULE I

                                   Amendments

Amendment No. 1 dated as of September 30, 1992

Amendment No. 2 dated as of ______, 1993

Amendment No. 3 dated as of August 1, 1994

Amendment No. 4 dated as of September 30, 1994

Amendment No. 5 dated as of July 7, 1995





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                                       39

                                                                EXHIBIT A - Note


                                      NOTE

                 For value received, QUAKER STATE CORPORATION, a Delaware corporation (the "Borrower"), promises to pay to the order of ______________________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

                 All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; PROVIDED that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

                 This note is one of the Notes referred to in the Credit Agreement dated as of September 29, 1995 among Quaker State Corporation, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.


                            QUAKER STATE CORPORATION





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


                                                   By____________________
                                                     Name:
                                                     Title:





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

                        LOANS AND PAYMENTS OF PRINCIPAL


__________________________________________________________________________

                Amount      Type      Amount of
                  of         of       Principal     Notation
        Date     Loan       Loan       Repaid       Made By
--------------------------------------------------------------------------
__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________

__________________________________________________________________________





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
               EXHIBIT B - Opinion of Counsel for the Borrower



                                   OPINION OF
                            COUNSEL FOR THE BORROWER


                            ________________,  1995


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

                 We have acted as counsel for Quaker State Corporation (the "Borrower") in connection with the Credit Agreement (the "Credit Agreement") dated as of September 29, 1995 among the Borrower, the banks listed on the signature pages thereof, and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Credit Agreement are used herein as therein defined. This opinion is being rendered to you at the request of our client pursuant to Section 3.1(b) of the Credit Agreement.

                 We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                 Upon the basis of the foregoing, we are of the opinion that:

                 1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.





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
                 2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

                 3. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

                 4. Except as set forth in the Company's reports filed with the Securities and Exchange Commission, there is no action, suit or proceeding pending against, or to the best of our knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

                 5. Each of the Borrower's material corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                                           Very truly yours,





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
                            EXHIBIT C - Opinion of Special Counsel for the Agent


                                   OPINION OF
                     DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                                  FOR THE AGENT




                            ________________,  1995


To the Banks and the Agent
  Referred to Below
c/o Morgan Guaranty Trust Company
  of New York, as Agent
60 Wall Street
New York, New York  10260

Dear Sirs:

                 We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of September 29, 1995 among Quaker State Corporation, a Delaware corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks"), and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.1(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

                 We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

                 We have assumed that the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

                 Upon the basis of the foregoing, we are of the opinion that the Credit Agreement constitutes a valid and





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
binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

                 We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

                 This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.





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                                       2

                EXHIBIT D - Assignment and Assumption Agreement



                      ASSIGNMENT AND ASSUMPTION AGREEMENT




                 AGREEMENT dated as of _________, 19__ among <NAME OF ASSIGNOR> (the "Assignor"), <NAME OF ASSIGNEE> (the "Assignee"), QUAKER STATE CORPORATION (the "Borrower") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

                 WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of September 29, 1995 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Agent (the "Credit Agreement");

                 WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $__________;

                 WHEREAS, Loans made to the Borrower by the Assignor under the Credit Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and

                 WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__________ (the "Assigned Amount"), together with a corresponding portion of its outstanding Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

                 SECTION 1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.





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
                 SECTION 2. ASSIGNMENT. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower and the Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

                 SECTION 3. PAYMENTS. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 It is understood that commitment fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.


____________________
1 Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

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                                       4

                 [SECTION 4. CONSENT OF THE BORROWER AND THE AGENT. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent. Pursuant to Section 9.6(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

                 SECTION 5. NON-RELIANCE ON ASSIGNOR. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

                 SECTION 6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                 SECTION 7. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.


                                                   <NAME OF ASSIGNOR>


                                                   By_________________________
                                                     Name:
                                                     Title:



                                                   <NAME OF ASSIGNEE>





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                                       5

                                                   By__________________________
                                                     Name:
                                                     Title:



                                                   QUAKER STATE CORPORATION


                                                   By__________________________
                                                     Name:
                                                     Title:


                                                   MORGAN GUARANTY TRUST COMPANY
                                                   OF NEW YORK, as Agent


                                                   By__________________________
                                                     Name:
                                                     Title:





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                                       6